EXHIBIT 99

FOR IMMEDIATE RELEASE             Contact:  Mr. Charles R. Ofner
                                                  (713) 496-5000

February 5, 1996,      Houston,  Texas.....  Reading   &   Bates
Corporation (RB-NYSE) announced the jackup drilling units J. T. ANGEL and HARVEY H. WARD have been awarded contracts by Enron Oil & Gas India Ltd., on its behalf and on behalf of its partners Oil & Natural Gas Corporation Limited and Reliance Industries Limited, for development drilling programs offshore Bombay, India. Contract term for each of the 300 foot independent leg cantilever units is a firm period of 18 months plus additional option periods of up to 18 months. Total contract value of the firm period for both units is approximately $34.9 million, including mobilization and demobilization fees, with rates for the option periods to be mutually agreed. The J. T. ANGEL and HARVEY H. WARD will be mobilized from Tunisia and Australia, respectively, with the units commencing their contracts upon arrival, both of which are expected in April, 1996.

Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are pleased to have been awarded these long-term contracts by Enron and thus participate in their extensive development project offshore India. These contracts are indicative of the improving worldwide market for premium cantilever jackups, particularly when the low operating cost structure in India is taken into account, and their long terms further reflect the substantial market tightening. Four more of our nine 300 foot cantilever jackups are on relatively short-term contracts, and we thus feel we will be able to continue to take advantage of improving fundamentals in the premium jackup market worldwide."

Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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